Exhibit 99.1

William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE ANNOUNCES DEPARTURE OF BOARD MEMBER

Woburn, MA, November 21, 2006 — ArQule, Inc. (Nasdaq: ARQL) today announced the resignation of Tuan Ha-Ngoc, a director of the company, effective November 17, 2006.  Mr. Ha-Ngoc is president and chief executive officer of AVEO Pharmaceuticals Inc. Because both ArQule and AVEO are engaged in oncology-focused drug discovery and development, Mr. Ha-Ngoc decided that it was an appropriate time for him to step down from the board of ArQule.

“Tuan Ha-Ngoc’s distinguished tenure on the board of ArQule has coincided with the company’s transition to a clinical-stage research and development-based company from a chemical services business,” said Stephen A. Hill, president and chief executive officer of ArQule.  “He leaves the board of ArQule with my sincere thanks and with the best wishes of the entire board and management of our company.”

About ArQule

ArQule, Inc. is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are designed to affect key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms.  The first of these, Activated Checkpoint TherapySM (ACT), is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The Company’s lead ACT program, based on the E2F1 pathway, is partnered with Roche. ArQule’s second cancer platform, Cancer Survival Protein modulation, has generated a clinical-stage product designed to inhibit a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis.  For more information, please visit www.arqule.com.

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